EXHIBIT 3.1

                          Articles of Incorporation of
                       Mound City Financial Services, Inc.




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                            ARTICLES OF INCORPORATION
                               Stock (for profit)


     Executed by the undersigned for the purpose of forming a Wisconsin for-profit corporation under Chapter 180 of the Wisconsin Statutes repealed and recreated by 1989 Wis. Act 303:

     ARTICLE 1. Name of Corporation: Mound City Financial Services, Inc.

     ARTICLE 2. The Corporation shall be authorized to issue 300,000 shares.

     ARTICLE 3. The street address of the initial registered office is: 25 East Pine Street, Platteville, Wisconsin 53818

     ARTICLE 4. The name of the initial registered agent at the above registered office is: Robert J. Just, Jr.

     ARTICLE 5. Other provisions (OPTIONAL): Article 5 continued on attached pages incorporated by reference.

     ARTICLE 6. Executed on August 5, 1996.

     Name and complete address of each incorporator:

                  Robert J. Just, Jr.
                  President
                  Mound City Bank
                  25 East Pine Street, Box 263
                  Platteville, WI  53818




                                       /s/ Robert J. Just, Jr.
                                       (Incorporator Signature)

This document was drafted by John E. Knight.



DFI CORP FILE ID NO. M046562
Document stamped Received August 29, 1996, 3:30 P.M. by State of
Wisconsin, Department of Financial Institutions.
Document stamped Filed September 6, 1996 by State of Wisconsin,
Department of Financial Institutions.




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                       Mound City Financial Services, Inc.


                            ARTICLES OF INCORPORATION

     Article 5. (CONTINUED):

     A. The number of directors shall not be less than seven (7) nor more than nine (9), the exact number of directors to be determined from time to time by resolution adopted by a majority of the entire Board of Directors, and such exact number shall be nine (9) until otherwise determined by resolution adopted by a majority of the entire Board of Directors. As used in this Article 5 "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

     The Board of Directors shall be divided into three (3) classes of nearly equal in number as may be, with the term of office of one class expiring each year. At the first annual meeting of the shareholders, directors of the first class (Class I) shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class (Class II) shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class (Class III) shall be elected to hold office for a term expiring at the third succeeding annual meeting. Subject to the foregoing, at each annual meeting of shareholders, directors chosen to succeed those terms then expired shall be elected for a term of office expiring at the third succeeding annual meeting of shareholders after their election, so that the term of one class of directors shall expire each year. Any vacancies on the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum. Each director shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor shall be elected and qualified or until his or her death, or until he or she shall resign or shall have been removed in the manner hereinafter provided. No decrease in the number of directors shall shorten the term of any incumbent director.

     The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify are:


         Wilson J. Boldt                    Barry J. Brodbeck
         715 N. Second                      949 Stonebridge Road
         Platteville, WI  53818             Platteville, WI  53818




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         Keith R. Buchert                   Robert J. Just, Jr.
         110 Virgin Avenue                  P.O. Box 303
         Platteville, WI  53818             Platteville, WI  53818

         W. Phil Karrmann                   Richard J. Kopp
         1690 County Road B                 100 Highpoint Circle
         Platteville, WI  53818             Platteville, WI  53818

         James D. Soles                     Douglas W. Speth
         150 South Hickory St.              15021 Highway 126
         Platteville, WI  53818             Belmont, WI  53510

         Richard L. McWilliams
         P.O. Box 55
         Platteville, WI  53818

     No director of the Corporation shall be removed from office with or without cause unless such removal is approved either by the holders of seventy-five percent (75%) of the common stock of the Corporation outstanding at the time a determination is made or by the affirmative vote of seventy-five percent (75%) of the directors in office at the time the determination is made.

     B. Except as otherwise expressly provided in this Article 5B: (i) any merger or consolidation of the Corporation with or into any other corporation;
(ii) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders; (iii) any sale, exchange or other disposition of all or substantially all of the assets of the Corporation, including, but not limited to, the stock of any subsidiary organization held by the Corporation to or with any other corporation, person or entity; or (iv) any transaction similar to, or having similar effect as, any of the foregoing transactions, shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote.

     The provisions of this Article 5B shall not apply to any transaction described above in clauses (i), (ii), (iii) or (iv) of this Article 5B, (a) which has been approved by resolution adopted by seventy-five percent (75%) of the entire Board of Directors of the Corporation at any time prior to the consummation thereof, or (b) with another corporation or entity if a majority of the outstanding shares of stock of such other corporation or entity is owned of record or beneficially directly or indirectly by the Corporation or its subsidiaries. If the provisions of this Article 5B do not apply because of clauses (a) or (b) in this paragraph, the transactions described in clauses (i),
(ii), (iii) or (iv) in the first paragraph of this Article 5B shall require the affirmative vote of the holders of at least a majority of the shares of the Stock of the Corporation issued and outstanding and entitled to vote or as otherwise required by law.


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     The Board of Directors of the Corporation  shall have the power and duty to determine for purposes of this Article 5B, on the basis of information then known to it, whether any sale, exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation. Any such determination by the Board of Directors shall be conclusive and binding for all purposes of this Article 5B.

     C. Shareholders of the Corporation's capital stock, herein the "Stock," may not sell, transfer, assign, encumber, pledge, hypothecate, or in any way dispose of or alienate any of their shares of the Stock, or any right, title or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, without the prior written consent of the Corporation. Provided, however, that the prior written consent of the Corporation shall not be required as to: (i) any transaction between a shareholder and his or her spouse, a member of his or her immediate family or any lineal descendant thereof; or (ii) any pledge or hypothecation of shares of the Stock, provided, that as a condition precedent to the effectiveness of either of the transactions described in (i) or (ii) herein, the transferee in any such transaction shall be bound by all of the terms and conditions of this Article 5C.

     In the event a shareholder, herein the "Selling Shareholder", desires to dispose of his or her shares of Stock, or any portion of it, called the "Offered Shares", other than in a transaction of the type described in (i) or (ii) above, without first obtaining the written consent of the Corporation, the Selling Shareholder, first, shall give the Corporation written notice of his or her intent to do so, stating in the notice the identity of the proposed transferee of the Offered Shares, the number of Offered Shares the Selling Shareholder proposes to transfer, the proposed consideration for the Offered Shares and the other terms and conditions of the proposed transfer of the Offered Shares. The
Selling Shareholder shall include with the written notice given to the Corporation under this paragraph a copy of the written offer to purchase the Offered Shares. The Corporation shall have a right of first refusal to acquire all, but not less than all, of the Offered Shares for the consideration and on the other terms and conditions offered by the proposed transferee and as contained in the written notice given to the Corporation by the Selling Shareholder. The Corporation shall exercise its right to acquire the Offered Shares by giving written notice to the Selling Shareholder, indicating the number of Offered Shares it will acquire, within thirty (30) days following receipt of the written notice of the Selling Shareholder. In the event the Corporation does not exercise its acquisition rights within the time period as provided herein with respect to all of the Offered Shares, the Selling Shareholder shall be free for a period of thirty (30) days thereafter to transfer all of the Offered Shares to the transferee identified in the written notice to the Corporation, and at the same consideration and on the same terms and conditions as set forth in such written notice. After giving any notice


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of intended transfer of any shares of the Stock pursuant to this Article 5C, the
Selling  Shareholder,   unless  requested  by  the  other  shareholders  of  the
Corporation holding a majority of the Corporation's outstanding shares of capital stock, not including the shares of the Stock held by the Selling Shareholder, shall refrain from participating as an officer, director or shareholder of the Corporation with respect to the Corporation's decision on whether or not to acquire the Offered Shares and, if so requested to participate, the Selling Shareholder shall cooperate with the other shareholders and the Corporation in every reasonable way to effectuate the purpose of this
Article 5C. Except as provided in this Article 5C, the Selling Shareholder shall be bound by the restrictions and limitations imposed by this Article 5C after any notice of a desire to transfer is given and whether or not any such transfer actually occurs. As a condition precedent to the effectiveness of any transfer of Offered Shares to any person or entity, such transferee shall agree in writing to be bound by all of the terms and conditions of this Article 5C.

     Each certificate representing shares of the Stock shall have endorsed thereon a legend in substantially the following form:

          The shares represented by this certificate and any sale, transfer, or other disposition thereof are restricted under and subject to the terms and conditions contained in Article 5C of the Corporation's Articles of Incorporation, a copy of which is on file at the offices of the Corporation.

     Any attempted or purported sale, transfer, assignment, encumbrance, pledge, hypothecation or other disposition or alienation of any of the shares of the Stock by a shareholder in violation of this Article 5C shall be null, void and ineffectual, and shall not operate to transfer any right, title or interest whatsoever in or to such shares of the Stock.

     D. The provision of this Article 5, may not be amended, altered or repealed except by the affirmative vote of holders of at least seventy five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote, at any regular or special meeting of the shareholders if notice of the proposed amendment, alteration or repeal be contained in the notice of meeting.




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